Exhibit T3A.13

CERTIFICATE OF INCORPORATION

OF

iPRIMUS.com, Inc.

1. The name of the corporation is iPRIMUS.com, Inc.

2. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington 19085, County of New Castle. The registered agent at such address is                      Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares, par value one cent ($ 0.01) per share.

5. The name and mailing address of the sole incorporator is as follows:

Name	Address
John F. DePodesta	1700 Old Meadow Road 3rd Floor McLean, VA 22102

6. In furtherance of and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

7. No director of the corporation shall be personally liable to the corporation or to any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, John F. DePodesta, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of April 1999.

/s/ John F. DePodesta
John F. DePodesta Incorporator

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